Exhibit 107
CALCULATION OF
FILING
FEE
TABLE
Form
S-8
(Form Type)
Palo Alto Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share – reserved for issuance pursuant to the Registrant’s 2021 Equity Incentive Plan, as amended	Other (2)	10,000,000	$190.67 (2)	$1,906,700,000.00	0.00013810	$263,315.27

Total Offering Amounts					$1,906,700,000.00		$263,315.27

Total Fee Offsets							—

Net Fee Due							$263,315.27

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2021 Equity Incentive Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $190.67 per share, which is the average of the high and low prices of Common Stock as reported on The Nasdaq Global Select Market on December 11, 2025.